UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006 (October 24, 2006)

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

5201 TRUXTUN AVE., STE. 300, BAKERSFIELD, CA (Address of Principal Executive Offices)	93309 (Zip Code)

Registrant’s telephone number, including area code: (661) 616-3900

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 24, 2006, Berry Petroleum Company (the “Company”) entered into the First Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated as of June 15, 2006 between the Company and Wells Fargo Bank, National Association, as trustee (together with the Supplemental Indenture, the “Indenture”), in connection with the offer and sale of $200 million aggregate principal amount of the Company’s 8 ¼% senior subordinated notes due 2016. The notes are unsecured. In certain circumstances the Company must cause its domestic subsidiaries to guarantee the notes on a senior subordinated basis.

The Company will pay interest on the notes each May 1 and November 1, beginning May 1, 2007. The notes will mature on November 1, 2016. The Company may redeem the notes on or after November 1, 2011 at the redemption prices described in the Indenture. Prior to November 1, 2011, the Company may redeem the notes at a redemption price equal to 100% of the principal amount thereof, plus a “make whole” premium described in the Indenture. Prior to November 1, 2009, the Company may redeem up to 35% of the notes with the proceeds of certain equity offerings pursuant to the terms described in the Indenture. If the Company and its subsidiaries sell certain assets or experience certain kinds of change of control, the Company must offer to repurchase the notes.

The Indenture contains covenants that impose restrictions upon the Company and its subsidiaries, which include, but are not limited to, limitations on indebtedness, limitations on layering indebtedness, limitations on restricted payments, limitations on liens, limitations on restrictions on distributions from restricted subsidiaries, limitations on sales of assets and subsidiary stock, limitations on affiliate transactions, limitations on sale of capital stock of restricted subsidiaries, limitations on merger and consolidation, and limitations on lines of business. The covenants are subject to numerous exceptions, many of which are significant, and not all of which are customary.

The Indenture contains customary events of default, including: (a) default in any payment of interest when due, continued for 30 days; (b) default in the payment of principal of or premium, if any, when due; (c) failure by the Company or any Subsidiary Guarantor (as defined in the Indenture) to comply with its other obligations under the Indenture, in some cases subject to cure periods of 30 or 60 days after notice, and, in case of failure to file certain reports with the SEC and the trustee, a cure period of 240 days without notice; (d) payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries (as defined in the Indenture) in the aggregate principal amount of $25.0 million or more; (e) certain voluntary and involuntary events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (as defined in the Indenture) or a group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary; (f) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary to pay certain final judgments aggregating in excess of $25.0 million; or (g) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary ceases to be in full force and effect or is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker. During the continuance of a default with respect to failure to file certain reports with the SEC and the trustee for 60 days or more, the interest rate on the Notes shall increase by 0.50% per annum.

If an Event of Default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable, or, in the case of certain Events of Default relating to bankruptcy, insolvency or reorganization, such amounts will automatically become immediately due and payable.

The First Supplemental Indenture is filed as Exhibit 4.1 to this Form 8-K and incorporated herein by reference.

Item 2.03 Creating a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

4.1 - First Supplemental Indenture dated October 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: October 25, 2006